EXHIBIT 5.1

August 18, 2005

@Road, Inc.
47071 Bayside Parkway
Fremont, California 94538

  Registration Statement on Form S-3 (File No. 333-124518)

Ladies and Gentlemen:

        We have examined Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-124518) to be filed by you with the Securities and Exchange Commission on or about August 18, 2005 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of 5,453,848 shares of your common stock, par value $0.0001 per share (the "Shares"), to be sold by certain stockholders listed in the Registration Statement (the "Selling Stockholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

        It is our opinion that the Shares have been legally and validly issued, are fully paid and are nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                      Very truly yours,

                      /s/                        HELLER EHRMAN LLP